Exhibit 99

Contact:	Claudia San Pedro
Treasurer and Vice President of
Investor Relations
(405) 225-4846

SONIC ANNOUNCES PROPOSED REFINANCING

OKLAHOMA CITY (April 27, 2011) – Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced that certain of its subsidiaries intend to refinance their outstanding securitization debt with a new securitization debt facility.

Sonic’s subsidiaries have had a securitized financing facility in place since December 2006, and as of February 28, 2011, there was approximately $502 million of notes outstanding under this facility. The net proceeds of the new facility will be used to repay the 2006 notes in full and for general corporate purposes. It is anticipated that, subject to market and other conditions, the new facility will close in 2011. The 2006 notes are currently scheduled to be repaid by December 2012.

The notes to be issued under the new securitization facility will be offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933. The notes will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state laws. This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

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SONC Announces Proposed Financing

April 27, 2011

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

About Sonic

Sonic, America’s Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Okla., called Top Hat Drive-In, and then changed its name to Sonic in 1959. The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Okla. Sonic has more than 3,500 drive-ins coast to coast, where more than a million customers eat every day. For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

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